Exhibit 99.1

Image Entertainment Reports Financial Results for Fiscal 2006 First Quarter Ended June 30, 2005

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 11, 2005--Image
Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its first quarter ended June 30, 2005.

    Fiscal 2006 First Quarter Financial Highlights

    -- Net revenues decreased to $18.6 million, compared to $26.5 million for June 2004 quarter.

    -- DVD and CD revenues were 85.1% and 12.6% of revenues, respectively.

    --  Gross margins decreased to 23.5%, compared to 24.2% for June
        2004 quarter.

    -- Net loss was ($.08) per share, compared to net earnings of $.05 per share for June 2004 quarter.

    -- Total liabilities decreased 6.6% to $31.2 million, from $33.4 million at March 31, 2005.

    Martin W. Greenwald, President and Chief Executive Officer of Image Entertainment, commented, "We were clearly disappointed with our first quarter financial results. Our business was greatly affected by an industry wide slow down in DVD sales and the resulting drop in foot traffic at retail. We suspect this was driven primarily by the limited number of box office hits released on DVD by the major studios during the quarter. An ensuing change in retail buying habits took its toll on our first quarter results. We continue to believe, however, that this is a temporary speed bump. We expect the industry will see a return to traditional buying patterns in the back half of the year."
    Mr. Greenwald continued, "Importantly, we recently announced the acquisition of Home Vision Entertainment, a privately held publisher and distributor of home entertainment programming, specializing in independent, art house and foreign films. This is a great company that complements our business and expands our market share. Most importantly, the deal brings us new exclusive content to distribute. Through the acquisition of Home Vision and their over 130 active titles, including the BBC productions of C.S. Lewis' classic books 'The Chronicles of Narnia,' we expect to see revenue contributions in the range of $14 to $16 million for the balance of fiscal 2006 as well as bottom line results. In connection with the acquisition, we also signed a new multi-year exclusive distribution agreement with the renowned Criterion Collection, whose library contains over 280 active titles, including Akira Kurosawa's 'Seven Samurai,' Martin Scorsese's 'Last Temptation of Christ' and Terry Gilliam's 'Fear and Loathing in Las Vegas' to name just a few."
    Mr. Greenwald concluded, "Although we saw a significant slowdown in our first quarter revenues and expect some spill over into our second quarter, we continue to build on the success of our last fiscal year. Egami Media, our digital rights subsidiary, is continuing to make progress in building its library of content and expanding industry relationships. Our relationship with Dark Horse is also moving forward. We currently have two feature films in various phases of production and plan to release both on DVD, one in late 2005 and the other in early 2006. The Dark Horse relationship is significant for Image as it is our first venture into the motion picture arena. We are encouraged with our new release schedule for the balance of our fiscal year and look forward to recapturing a good portion of our lost revenues as we move into our historically stronger second half."

    Fiscal Year 2006 Guidance

    The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

    Annual Guidance

    At this time, the Company believes that revenues for fiscal 2006 will range between $115 million and $120 million. The Company has not provided specific earnings guidance but anticipates that it will be profitable for fiscal 2006.

    Second Quarter of Fiscal 2006 Ending September 30, 2005 Guidance

    The Company believes that net revenues for the second quarter ended September 30, 2005, will range between $24 million and $26 million, resulting in a net loss for the quarter.

    Corporate Conference Call

    Image Entertainment's management will host a conference call today, August 11, at 4:30 p.m. ET to review the fiscal 2006 first quarter financial results as well as other corporate events. Martin W. Greenwald, CEO, Jeff Framer, CFO, and David Borshell, COO, will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 800-500-0920 and requesting to join the conference call by stating the confirmation code 4970187, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 PM EASTERN, or at any time during the conference call. International participants please dial (719) 457-2699.
    A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing 888-203-1112 and entering the following pass code: 4970187. International participants please dial (719) 457-0820 using the same passcode.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,900 exclusive DVD titles and 175 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations.
    These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.



                       IMAGE ENTERTAINMENT, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                   June 30, 2005 and March 31, 2005

                                ASSETS

(In thousands)                            June 30, 2005      March 31,
                                                               2005
                                          ----------------------------
Current assets:
   Cash and cash equivalents                       $949        $6,339
   Accounts receivable, net of allowances
    of $8,307 - June 30, 2005;
       $8,646 - March 31, 2005                   21,680        22,993
   Inventories                                   16,384        15,408
   Royalty and distribution fee advances          8.358         8,142
   Prepaid expenses and other assets              1,033           803
                                          ----------------------------
   Total current assets                          48,404        53,685
                                          ----------------------------
Noncurrent inventories, principally
 production costs                                 2,512         2,189
Noncurrent royalty and distribution
 advances                                        13,951        12,563
Property, equipment and improvements, net         6,290         6,563
Other assets                                        186           186
                                          ----------------------------
                                                $71,343       $75,186
                                          ============================

                       IMAGE ENTERTAINMENT, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                   June 30, 2005 and March 31, 2005

                 LIABILITIES AND SHAREHOLDERS' EQUITY

(In thousands, except share data)         June 30, 2005     March 31,
                                                              2005
                                          ------------- --------------
Current liabilities:
   Accounts payable                             $5,753         $6,175
   Accrued liabilities                           3,225          3,300
   Accrued royalties and distribution fees       9,049         12,423
   Accrued music publishing fees                 4,630          4,617
   Deferred revenue                              6,542          5,392
   Revolving credit and term loan facility         916             --
   Subordinated note payable - Ritek
    Taiwan                                       1,003          1,337
   Capital lease obligations                        44            109
                                          ------------- --------------
Total liabilities - all current                 31,162         33,353
                                          ------------- --------------

Shareholders' equity:
   Preferred stock, $1 par value,
    3,366,000 shares authorized; none
    issued and outstanding                          --             --
   Common stock, no par value, 30,000,000
    shares authorized; 21,252,000 issued
    and outstanding at June 30, 2005 and
    March 31, 2005, respectively                47,513         47,513
   Additional paid-in capital                    3,774          3,774
   Accumulated deficit                         (11,106)        (9,454)
                                          ------------- --------------
Net shareholders' equity                        40,181         41,833
                                          ------------- --------------
                                               $71,343        $75,186
                                          ============= ==============

                       IMAGE ENTERTAINMENT, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

           For the Three Months Ended June 30, 2005 and 2004

(In thousands, except per share data)       2005            2004
                                     ---------------- ---------------
NET REVENUES                          $18,586  100.0%  $26,541 100.0%
                                     ---------------- ---------------
OPERATING COSTS AND EXPENSES:
   Cost of sales                       14,213   76.5    20,115  75.8
   Selling expenses                     2,691   14.5     1,880   7.1
   General and administrative
    expenses                            3,326   17.9     3,437  12.9
                                     ---------------- ---------------
                                       20,230  108.8    25,432  95.8
                                     ---------------- ---------------
EARNINGS (LOSS) FROM OPERATIONS        (1,644)  (8.8)    1,109   4.2
OTHER EXPENSES (INCOME):
   Interest expense, net                   12    0.1       204   0.8
   Other                                   (4)  (0.0)       (6) (0.0)
                                     ---------------- ---------------
                                            8    0.1       198   0.7
                                     ---------------- ---------------
EARNINGS (LOSS) BEFORE INCOME TAXES    (1,652)  (8.9)      911   3.4
INCOME TAX EXPENSE                         --     --        21   0.1
                                     ---------------- ---------------
NET EARNINGS (LOSS)                   $(1,652)  (8.9)%    $890   3.4%
                                     ================ ===============
NET EARNINGS (LOSS) PER SHARE:
                                     ---------        ---------
   Net earnings (loss) - basic and
    diluted                             $(.08)            $.05
                                     =========        =========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
   Basic                               21,252           18,268
                                     =========        =========
   Diluted                             21,252           18,588
                                     =========        =========

    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818.407.9100 ext. 299
             jframer@image-entertainment.com
             Investor Relations:
             MKR Group, LLC
             Charles Messman / Todd Kehrli, 818.556.3700 ir@mkr-group.com
             Corporate/Press:
             THE HONIG COMPANY, INC.
             Steve Honig, 310.246.1801
             press@honigcompany.com